EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2018, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years.

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	As at June 30,
Agreement/Program	2011	2012	2013	2014	2015	2016	2017	2018
	(A$ millions)
Commonwealth and State Housing	391	379	369	351	337	323	308	293
Other (incl. Natural Disaster Relief Assistance)	53	93	98	203	288	191	178	169

Total	444	472	467	554	625	514	486	463

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2014	2015	2016	2017	2018
	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	63	58	53	48	43
Department of State Development	90	79	75	66	58
Department of Transport and Main Roads – Main Roads	936	852	758	749	668
Department of Transport and Main Roads – Queensland Transport	105	105	105	—	—
Public Works – Department of Housing and Public Works	17	15	14	10	9
Queensland Health	83	71	58	43	—
Queensland Treasury	41,483	43,605	37,324	32,728	30,400
Other	156	153	164	185	205

Government Owned Corporations
CS Energy Ltd	925	939	966	924	720
Energy Queensland Limited	—	—	18,497	17,767	17,607
Energex Limited	6,706	7,006	—	—	—
Ergon Energy Corporation Limited	5,396	5,507	—	—	—
Port Authorities & Facilities (various)	964	962	947	1,401	1,403
Powerlink	4,423	4,762	5,526	5,371	5,355
Stanwell Corporation Limited	639	903	981	937	921

Local Governments
Brisbane City Council	2,918	2,404	1,927	2,283	2,195
Cairns Regional Council	98	97	96	86	110
Fraser Coast Regional Council	123	170	160	138	119
Gladstone Regional Council	191	186	171	155	144
Gold Coast City Council	882	878	876	786	723
Ipswich City Council	457	277	300	280	257
Logan City Council	247	285	292	229	214
Mackay Regional Council	263	224	224	201	185
Moreton Bay Regional Council	447	454	471	444	435
Redland City Council	67	63	59	51	45
Rockhampton Regional Council	171	172	172	155	132
Sunshine Coast Regional Council	249	297	340	308	307
Toowoomba Regional Council	173	185	215	193	181
Townsville City Council	388	389	409	427	396
Other	805	820	704	713	697

Statutory Bodies
Grammar schools	115	114	114	104	94
Seqwater	10,531	10,863	11,522	10,949	10,827
Unitywater	412	418	432	419	416
Universities	226	280	334	373	407
Water Boards	247	236	246	253	280

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2014	2015	2016	2017	2018
	(A$ millions)
Other	198	169	151	202	261

Other Bodies
DBCT Holdings Pty Ltd	158	148	139	130	122
Queensland Rail Limited	3,352	3,386	3,455	3,627	3,666
Queensland Urban Utilities	599	1,579	2,124	2,070	2,067
Other	307	309	329	296	287

Total Funds On-lent	85,609	89,419	90,823	85,102	81,952

Undistributed borrowings	8,418	12,013	9,856	13,361	14,580

Total Guaranteed Debt	94,027	101,432	100,679	98,463	96,532

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2018 at A$96.532 billion, which includes A$2.186 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2018. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness as

at June 30, 2018

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.25	June-2019	1,567,420,000	1,635,142,402
4.00	June-2019	5,968,131,000	6,084,980,130
6.25	February-2020	9,616,800,000	10,469,970,432
6.00	June-2021	859,351,000	955,680,626
5.50	June-2021	7,891,877,000	8,630,288,931
6.00	July-2022	8,232,759,000	9,585,709,247
4.25	July-2023	8,187,000,000	8,991,172,179
3.00	March-2024	750,000,000	770,195,895
5.75	July-2024	8,303,500,000	9,938,902,642
4.75	July-2025	7,937,900,000	9,092,147,838
3.25	July-2026	5,926,243,000	6,144,287,406
2.77	August-2027	4,690,000,000	4,628,603,839
3.25	July-2028	3,782,700,000	3,888,820,226
Capital Indexed Bond (CIB)	August-2030	761,782,589	892,622,628
3.50	August-2030	1,750,000,000	1,810,345,789
6.50	March-2033	1,210,100,000	1,685,595,978
4.20	February-2047	505,000,000	562,263,790

Treasury Notes
Various	July-2018	1,750,000,000	1,748,233,358
Various	August-2018	1,480,000,000	1,476,447,379
Various	September-2018	925,000,000	921,173,756
Various	December-2018	100,000,000	99,040,905

Floating Rate Notes
3 mth BBSW + 6bps	November-2018	2,000,000,000	2,004,152,850
3 mth BBSW + 14.5 bps	February-2022	2,000,000,000	2,005,599,662

Other loans
Various	2018	33,323,000	33,572,716
Various	2019	96,913,000	97,540,273
Various	2020	71,502,500	71,355,438
Various	2021	62,800,000	62,893,984
Various	2022	59,350,000	59,587,034

Total		86,519,452,089	94,346,327,335

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Outstanding Offshore Indebtedness

Global A$ Bonds

as at June 30, 2018.

Coupon Rate	Maturity Date	Currency	Face Value	Market Value
			(AUD)	(AUD)
			—	—

Total			—	—

Euro Medium-Term Notes

as at June 30, 2018.

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2013	2.650%	April-2039	JPY	183,472,233	251,883,868
2013	1.730%	September-2039	CHF	149,679,567	174,390,217
2016	1.640%	November-2046	EUR	110,225,616	103,822,723
2017	1.640%	November-2046	CHF	521,209,700	490,933,163

Total				964,587,116	1,021,029,971

Commercial Paper

as at June 30, 2018.

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2018	1.810%	July-18	AUD	10,000,000	9,997,906
2018	1.740%	July-18	USD	67,632,534	67,610,595
2018	1.750%	July-18	USD	67,632,534	67,610,595
2018	1.760%	July-18	USD	67,632,534	67,599,337
2018	1.770%	July-18	USD	14,202,832	14,195,861
2018	2.100%	August-18	USD	135,265,068	134,899,204
2018	2.010%	August-18	USD	202,897,603	202,286,090
2018	2.000%	August-18	USD	135,265,068	134,857,394
2018	0.540%	August-18	GBP	230,598,608	230,369,972
2018	2.110%	September-18	USD	101,448,801	101,005,579
2018	2.140%	September-18	USD	135,265,068	134,659,158

Total				1,167,840,652	1,165,091,693

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